Exhibit 10.1

EXECUTION COPY

December 22, 2025

Herb Hotchkiss

8665 New Trails Drive, Suite 100

The Woodlands, TX 77381

Re: Retention Bonus Agreement

Dear Herb:

Reference is made to that certain (i) Agreement and Plan of Merger, dated as of July 28, 2025, by and among Chart Industries, Inc. (the “Company”), Baker Hughes Company, and Tango Merger Sub, Inc. (the “Merger Agreement”, and the transaction contemplated thereby, the “Merger”), and (ii) Employment Agreement, dated as of March 26, 2019 and amended as of November 14, 2025, by and between you and the Company (the “Employment Agreement”).

The purpose of this letter agreement (this “Agreement”) is to memorialize the terms of a cash retention bonus (the “Retention Bonus”) that you will receive from the Company, as described below and subject to your timely execution of this Agreement.

1.

Retention Bonus. The Company is very appreciative of your work to consummate the Merger and facilitate a successful integration, and highly values your continued service to the Company through and after the Closing Date (as defined in the Merger Agreement). Therefore, the Company is pleased to award you a one-time retention bonus in the amount of $750,000 (the “Retention Bonus”). The Retention Bonus is intended to induce you to remain employed through the earlier of (x) the nine (9) month anniversary of the Closing Date and (y) in the event the Merger is not consummated, the date on which the Merger Agreement is terminated (in either case, the “Retention Date”), but in connection with certain previously discussed tax planning actions, the Company will pay you the Retention Bonus in full, less applicable taxes and withholdings, on or prior to December 31, 2025. As a condition to the payment of the Retention Bonus, in the event that you resign from the Company without “Good Reason” or the Company terminates your employment for “Cause” (as such terms are defined in the Employment Agreement), in each case prior to the Retention Date, you agree to repay to the Company the Retention Bonus on a net after-tax basis within thirty (30) days following the date that your employment is effectively terminated. You understand and agree that, absent your agreement to this repayment provision, the Company would not pay you the Retention Bonus in advance of the Retention Date.

The Retention Bonus will not count toward or be considered in determining payments or benefits under any other plan, program or agreement of the Company or its affiliates or successors, including for purposes of any severance entitlements under your Employment Agreement or any other plan, program, agreement or arrangement, and will not be subject to deferral under any non-qualified deferred compensation plan.

2.

Miscellaneous. Sections 13(a) (Governing Law), 13(b) (Dispute Resolution), 13(c) (Entire Agreement/Amendments), 13(e) (Severability), 13(f) (Assignment), 13(h) (Successors; Binding Agreement), 13(m) (Withholding Taxes), 13(n) (Counterparts), and 13(o) (Compliance with Section 409A) of the Employment Agreement are hereby incorporated by reference into this Agreement and will continue to apply as if set forth herein, mutatis mutandis, with such interpretive modifications as are necessary to preserve the intent and meaning of such provisions.

Your signature below will signify your acceptance of the terms of this Agreement. Please sign and return a copy of this Agreement at your earliest convenience.

Very truly yours,

CHART INDUSTRIES, INC.

By:	/s/ Jillian Evanko
Name: Jillian Evanko
Title: President and CEO

Accepted and agreed:

/s/ Herb Hotchkiss
Herb Hotchkiss